Exhibit 99.1

GLOBAL EARTH ENERGY INC. ANNOUNCES PARTNERSHIP WITH HAWK MANUFACTURING, INC.

Wilmington, NC – August 28, 2013 - Global Earth Energy, Inc. (OTCQB:GLER), a development stage company, operating in the oil and gas sector announces a partnership with Hawk Manufacturing, Inc. whereby each company will take a respective 20% stake in the other.

President of Global Earth Energy, Inc., Mr. Sydney A. Harland, states, “GLER and HAWK Manufacturing have completed a stock swap of 20% in each company, giving one another ownership in each respective corporation.”

The value of the transaction is nearly $5,000,000.00 between the two firms. GLER is receiving $4,300,000.00 worth of stock from Hawk.

Hawk Manufacturing, Inc. is acquiring companies that manufacture complementary products. When combined, these acquisitions would allow for the sharing of resources and provide customer diversification opportunities.   Hawk Manufacturing intends to keep manufacturing US-based preserving and expanding well-paying US jobs building a 21st century, world class manufacturing company in the US with a core US manufacturing base.

Mr. John M. Ragsdale, CEO, Hawk Manufacturing, states, “we at Hawk Manufacturing are excited to be partnered with GLER, and we strongly believe in American manufacturing. We feel we can work with our client companies to provide quality products and profitable prices from an American manufacturing base.”

GLER will provide Hawk with easier access to capital; while Hawk Manufacturing will provide GLER with resources to pursue other ventures beneficial to GLER shareholders.

Hawk Manufacturing is a privately held corporation acquiring operating businesses in the plastics and metals manufacturing industries.  The objective of Hawk is to combine metals and plastics fabrication businesses under a single operating company in order to achieve the following:

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Expand current operations through strategic capital and other resource infusions

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Diversify current operations by leveraging acquisition customer codes and relationships

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Leverage customer relationships with companies like Delta Airlines, US Airways, John Deere and over 500 others to generate additional business.

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Increase geographic coverage by launching satellite operations

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Leverage synergies across all operations through purchasing economies of scale, consolidation of support operations, and other resource sharing

For more information about Global Earth Energy please contact Rich Kaiser, YES INTERNATIONAL Consultants, 757-306-6090.

For more information about Hawk Manufacturing, please contact John M. Ragsdale, CEO, Hawk Manufacturing at 515-230-8076.

This news release contains forward-looking statements which involve known and unknown risks, delays, and uncertainties not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or expectations implied by these forward-looking statements.

Contact:

Rich Kaiser

757-306-6090